EXHIBIT 99.1

Republic Services, Inc. Reports
Second Quarter Results

●	Second Quarter Earnings of $0.52 Per Share and $0.55 Per Share, As Adjusted
●	Internal Revenue Growth Includes Average Yield of 2 Percent and Volume Growth of 0.5 Percent
●	Company Reaffirms 2016 Adjusted Diluted Earnings Per Share and Adjusted Free Cash Flow Guidance
●	Company Increases its Quarterly Dividend by Approximately 7 Percent

PHOENIX (July 28, 2016) - Republic Services, Inc. (NYSE: RSG) today reported net income of $180.8 million, or $0.52 per diluted share, for the three months ended June 30, 2016, versus $190.3 million, or $0.54 per diluted share, for the comparable 2015 period. Excluding certain expenses, on an adjusted basis, net income for the three months ended June 30, 2016, was $189.5 million, or $0.55 per diluted share.

For the six months ended June 30, 2016, net income was $337.4 million, or $0.98 per diluted share, versus
$362.7 million, or $1.03 per diluted share, for the comparable 2015 period. On an adjusted basis, net income for the six months ended June 30, 2016, was $356.7 million, or $1.03 per diluted share.

"Our second quarter results continue to demonstrate the stability and predictability of our business, and the strength of our operating model," said Donald W. Slager, president and chief executive officer. "Strong pricing performance, positive volume growth and contributions from our strategic initiatives keep us well positioned to achieve our full year financial guidance."

Second Quarter Financial Highlights:

*	Second quarter revenue growth from average yield was 2 percent and volumes increased 0.5 percent.

*	Core price increased revenues by 3.1 percent, which consisted of 4.1 percent in the open market and 1.5 percent in the restricted portion of the business.

*	Second quarter adjusted diluted EPS was $0.55 per share and was in-line with the Company's expectations.

*	Cost of operations as a percentage of revenue decreased to 61.3 percent resulting in 20 basis points of gross margin expansion.

*	Adjusted EBITDA margin was consistent with the prior year period at 28.3 percent of revenue.

*	Year-to-date cash provided by operating activities was $844 million and adjusted free cash flow was $337 million, both in-line with the Company's expectations.

*	The Company returned $211 million total cash to its shareholders through dividends and share repurchases.

Second Quarter Operational Highlights:

*	Republic advanced its revenue enhancing initiatives that focused on creating a better customer experience and further differentiating its service offerings. For example, the Company:

•
continued to increase the number of customers that do business with it digitally. Over 1.6 million customers are now enrolled in the MyResourceTM customer portal and mobile app. These tools significantly enhance customer interaction and connectivity.

•
now has the capability for customers to purchase temporary large containers or residential subscription services online. Republic’s eCommerce platform addresses the evolving needs of customer buying preferences and provides a lower-cost sales channel.

*
The Company completed the rollout of its standardized maintenance program to all of its maintenance shops. The Company expects its entire fleet will be certified under the program by the second quarter of 2017. Currently, 85 percent of its fleet is certified, up from 70 percent in the prior year.

*	The Company advanced other fleet-based initiatives designed to improve productivity and lower costs. Currently:

•17 percent of its fleet operates on natural gas, up from 15 percent in the prior year.

•73 percent of its residential fleet is automated, up from 70 percent in the prior year.

*
In July, Republic opened its second state-of-the-art Customer Resource Center, in Phoenix. The Customer Resource Centers enhance the customer experience and will lower the Company's cost structure once the transition is completed. The Company expects to open its final Customer Resource Center in Indianapolis during the third quarter of 2016.

Full Year 2016 Guidance

Republic reaffirmed its full year adjusted diluted earnings per share and adjusted free cash flow guidance.

Dividend and Refinancing Activity

Republic continues to increase cash returns to shareholders, and announced today that its Board of Directors approved a 2-cent increase in the quarterly dividend. The quarterly dividend of $0.32 per share for shareholders of record on Oct. 3, 2016, will be paid on Oct. 14, 2016.

In May 2016, the Company entered into a $1 billion unsecured revolving credit facility (the "Replacement Credit Facility"), which replaced the $1 billion credit facility maturing in May 2017. The Replacement Credit Facility will mature in May 2021. Republic also entered into Amendment No. 1 to the Company’s existing $1.25 billion unsecured credit facility maturing in 2019 to conform certain terms with those of the Replacement Credit Facility.

During the second quarter the Company priced cash tender offers to purchase $575.4 million of outstanding notes and debentures with coupons ranging from 5.7 percent to 7.4 percent (the “Existing Notes”). Additionally, it priced an offering of $500 million of 2.9 percent senior notes due 2026 (the "2.9 percent Notes") that was used to purchase the Existing Notes. The tender of the Existing Notes and sale of the 2.9 percent Notes closed on July 5, 2016.

“We are pleased to raise our quarterly dividend approximately 7 percent. We have increased the quarterly dividend seven years in a row, which reflects our confidence in our future cash flows and our commitment to effectively return cash to shareholders,” added Slager. “Additionally, we opportunistically refinanced a credit facility and initiated two capital market transactions enabling us to lower interest costs in future periods.”

Presentation of Certain Non-GAAP Measures

Adjusted diluted earnings per share, adjusted net income, adjusted EBITDA, and adjusted free cash flow are described in the Reconciliation of Certain Non-GAAP Measures section of this document. The adjusted diluted earnings per share and adjusted free cash flow related to the full year guidance are described in the 2016 Financial Guidance section of this document.

About Republic Services

Republic Services, Inc. is an industry leader in U.S. recycling and non-hazardous solid waste. Through its subsidiaries, Republic’s collection companies, recycling centers, transfer stations and landfills focus on providing effective solutions to make proper waste disposal effortless for its 14 million customers. We’ll handle it from here.TM, the brand’s promise, lets customers know they can count on Republic to provide a superior experience while fostering a sustainable Blue PlanetTM for future generations to enjoy a cleaner, safer and healthier world.

For more information, visit the Republic Services website at RepublicServices.com. “Like” Republic on Facebook at www.facebook.com/RepublicServices and follow on Twitter @RepublicService.

For more information, contact:

Media Inquiries	Investor Inquiries

Darcie Brossart (480) 627-2700	Brian DelGhiaccio (480) 627-2741

media@RepublicServices.com	investor@RepublicServices.com

###

SUPPLEMENTAL UNAUDITED FINANCIAL INFORMATION
AND OPERATING DATA

REPUBLIC SERVICES, INC.
CONSOLIDATED BALANCE SHEETS
(in millions, except per share amounts)

	June 30,	December 31,
	2016	2015
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$42.0	$32.4
Accounts receivable, less allowance for doubtful accounts and other of $49.4 and $46.7, respectively	990.6	962.9
Prepaid expenses and other current assets	226.8	235.0
Total current assets	1,259.4	1,230.3
Restricted cash and marketable securities	96.8	100.3
Property and equipment, net	7,634.3	7,552.8
Goodwill	11,154.2	11,145.5
Other intangible assets, net	214.6	246.4
Other assets	286.1	260.6
Total assets	$20,645.4	$20,535.9
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$558.0	$577.4
Notes payable and current maturities of long-term debt	5.6	5.5
Deferred revenue	320.3	313.9
Accrued landfill and environmental costs, current portion	168.2	149.8
Accrued interest	72.0	71.6
Other accrued liabilities	723.6	716.6
Total current liabilities	1,847.7	1,834.8
Long-term debt, net of current maturities	7,608.4	7,527.4
Accrued landfill and environmental costs, net of current portion	1,662.2	1,677.9
Deferred income taxes and other long-term tax liabilities	1,139.9	1,131.8
Insurance reserves, net of current portion	279.5	278.1
Other long-term liabilities	349.7	309.3
Commitments and contingencies
Stockholders' equity:
Preferred stock, par value $0.01 per share; 50 shares authorized; none issued	—	—
Common stock, par value $0.01 per share; 750 shares authorized; 347.4 and 346.0 issued including shares held in treasury, respectively	3.5	3.5
Additional paid-in capital	4,724.3	4,677.7
Retained earnings	3,268.0	3,138.3
Treasury stock, at cost (4.7 and 0.4 shares, respectively)	(209.2)	(14.9)
Accumulated other comprehensive loss, net of tax	(30.9)	(30.5)
Total Republic Services, Inc. stockholders' equity	7,755.7	7,774.1
Noncontrolling interests	2.3	2.5
Total stockholders' equity	7,758.0	7,776.6
Total liabilities and stockholders' equity	$20,645.4	$20,535.9

REPUBLIC SERVICES, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Revenue	$2,350.7	$2,311.4	$4,599.2	$4,480.8
Expenses:
Cost of operations	1,440.7	1,420.4	2,822.0	2,724.7
Depreciation, amortization and depletion	250.1	245.9	493.3	479.3
Accretion	19.8	19.7	39.6	39.4
Selling, general and administrative	243.5	236.2	484.7	475.4
Withdrawal costs - multiemployer pension funds	—	—	5.6	—
Restructuring charges	14.5	—	26.4	—
Operating income	382.1	389.2	727.6	762.0
Interest expense	(92.2)	(91.5)	(185.0)	(180.2)
Interest income	0.2	0.1	0.8	0.5
Other income, net	1.6	0.9	0.9	0.9
Income before income taxes	291.7	298.7	544.3	583.2
Provision for income taxes	110.7	108.4	206.4	220.3
Net income	181.0	190.3	337.9	362.9
Net income attributable to noncontrolling interests	(0.2)	—	(0.5)	(0.2)
Net income attributable to Republic Services, Inc.	$180.8	$190.3	$337.4	$362.7
Basic earnings per share attributable to Republic Services, Inc. stockholders:
Basic earnings per share	$0.53	$0.54	$0.98	$1.03
Weighted average common shares outstanding	343.9	350.7	344.6	352.0
Diluted earnings per share attributable to Republic Services, Inc. stockholders:
Diluted earnings per share	$0.52	$0.54	$0.98	$1.03
Weighted average common and common equivalent shares outstanding	345.2	352.0	346.0	353.4
Cash dividends per common share	$0.30	$0.28	$0.60	$0.56

REPUBLIC SERVICES, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)
	Six Months Ended June 30,
	2016	2015
Cash provided by operating activities:
Net income	$337.9	$362.9
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation, amortization, depletion and accretion	532.9	518.7
Non-cash interest expense	23.1	23.1
Restructuring charges	26.4	—
Stock-based compensation	12.1	11.6
Deferred tax benefit	9.0	(12.7)
Provision for doubtful accounts, net of adjustments	11.6	11.1
Gain on disposition of assets, net and asset impairments	(2.3)	(3.0)
Withdrawal liability - multiemployer pension funds	5.6	—
Environmental adjustments	0.3	(1.3)
Excess income tax benefit from stock-based compensation activity and other non-cash items	(8.0)	(5.1)
Change in assets and liabilities, net of effects from business acquisitions and divestitures:
Accounts receivable	(39.2)	(14.4)
Prepaid expenses and other assets	(67.1)	11.0
Accounts payable	(27.4)	4.3
Restructuring expenditures	(14.5)	—
Capping, closure and post-closure expenditures	(35.3)	(26.2)
Remediation expenditures	(32.8)	(31.1)
Other liabilities	112.0	52.3
Cash provided by operating activities	844.3	901.2
Cash used in investing activities:
Purchases of property and equipment	(512.0)	(499.2)
Proceeds from sales of property and equipment	5.5	8.1
Cash used in business acquisitions, net of cash acquired	(13.9)	(512.6)
Change in restricted cash and marketable securities	3.6	6.2
Other	(0.4)	(0.7)
Cash used in investing activities	(517.2)	(998.2)
Cash used in financing activities:
Proceeds from notes payable and long-term debt	1,789.6	793.2
Proceeds from issuance of senior notes, net of discount	—	497.9
Payments of notes payable and long-term debt	(1,729.8)	(803.5)
Fees paid to issue senior notes and retire certain hedging relationships	(3.5)	(3.3)
Issuances of common stock	26.7	33.0
Excess income tax benefit from stock-based compensation activity	6.3	4.8
Purchases of common stock for treasury	(196.1)	(199.5)
Cash dividends paid	(207.1)	(197.2)
Distributions paid to noncontrolling interests	(0.7)	(0.5)
Other	(2.9)	(3.2)
Cash (used in) provided by financing activities	(317.5)	121.7
Increase in cash and cash equivalents	9.6	24.7
Cash and cash equivalents at beginning of year	32.4	75.2
Cash and cash equivalents at end of period	$42.0	$99.9

You should read the following information in conjunction with our audited consolidated financial statements and notes thereto appearing in our Annual Report on Form 10-K as of and for the year ended December 31, 2015, and Form 8-K filed on June 3, 2016. All amounts below are in millions and as a percentage of our revenue, except per share data.
REVENUE
The following table reflects our total revenue by line of business for the three and six months ended June 30, 2016 and 2015:

	Three Months Ended June 30,				Six Months Ended June 30,
	2016		2015		2016		2015
Collection:
Residential	$559.8	23.8%	$565.8	24.5%	$1,110.8	24.2%	$1,117.5	24.9%
Small-container commercial	714.9	30.4	699.1	30.2	1,422.7	30.9	1,393.9	31.1
Large-container industrial	499.7	21.3	480.2	20.8	968.9	21.1	914.9	20.4
Other	9.7	0.4	9.9	0.4	19.0	0.4	19.2	0.4
Total collection	1,784.1	75.9	1,755.0	75.9	3,521.4	76.6	3,445.5	76.8
Transfer	296.8		291.3		565.0		542.5
Less: intercompany	(178.2)		(177.5)		(342.7)		(335.3)
Transfer, net	118.6	5.0	113.8	4.9	222.3	4.8	207.2	4.6
Landfill	536.2		531.3		1,025.6		987.4
Less: intercompany	(249.6)		(250.3)		(477.3)		(467.8)
Landfill, net	286.6	12.2	281.0	12.2	548.3	11.9	519.6	11.6
Energy services	17.2	0.7	27.1	1.2	35.8	0.8	51.2	1.2
Other:
Sale of recycled commodities	101.4	4.3	92.9	4.0	188.2	4.1	178.3	4.0
Other non-core	42.8	1.9	41.6	1.8	83.2	1.8	79.0	1.8
Total other	144.2	6.2	134.5	5.8	271.4	5.9	257.3	5.8
Total revenue	$2,350.7	100.0%	$2,311.4	100.0%	$4,599.2	100.0%	$4,480.8	100.0%

The following table reflects changes in components of our revenue, as a percentage of total revenue, for the three and six months ended June 30, 2016 and 2015:

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Average yield	2.0%	2.4%	2.0%	2.3%
Fuel recovery fees	(1.0)	(1.5)	(1.2)	(1.1)
Total price	1.0	0.9	0.8	1.2
Volume	0.5	1.1	1.5	1.4
Recycled commodities	0.3	(1.0)	0.1	(1.0)
Energy services	(0.5)	—	(0.6)	—
Total internal growth	1.3	1.0	1.8	1.6
Acquisitions / divestitures, net	0.4	2.7	0.8	2.5
Total	1.7%	3.7%	2.6%	4.1%

Core price	3.1%	3.8%	3.1%	3.7%

Average yield is defined as revenue growth from the change in average price per unit of service, expressed as a percentage. Core price is defined as price increases to our customers and fees, excluding fuel recovery fees, net of price decreases to retain customers.

We also measure changes in average yield and core price as a percentage of related-business revenue, defined as total revenue excluding recycled commodities and fuel recovery fees, to determine the effectiveness of our pricing strategies. Average yield as a percentage of related-business revenue was 2.2% for each of the three and six months ended June 30, 2016, respectively, and 2.7% and 2.5% for the same periods in 2015, respectively. Core price as a percentage of related-business revenue was 3.4% and 3.5% for the three and six months ended June 30, 2016, respectively, and 4.1% for each of the same periods in 2015.
COST OF OPERATIONS
The following table summarizes the major components of our cost of operations for the three and six months ended June 30, 2016 and 2015:

	Three Months Ended June 30,				Six Months Ended June 30,
	2016		2015		2016		2015
Labor and related benefits	$475.8	20.2%	$460.5	19.9%	$947.9	20.6%	$903.4	20.2%
Transfer and disposal costs	195.2	8.3	188.7	8.2	374.1	8.1	349.1	7.8
Maintenance and repairs	223.7	9.5	214.3	9.3	442.0	9.6	412.8	9.2
Transportation and subcontract costs	133.4	5.7	132.0	5.7	255.6	5.6	249.4	5.6
Fuel	80.3	3.4	101.1	4.4	150.6	3.3	194.1	4.3
Franchise fees and taxes	114.7	4.9	114.3	4.9	223.1	4.9	217.0	4.8
Landfill operating costs	44.2	1.9	42.0	1.8	88.0	1.9	74.9	1.7
Risk management	46.7	2.0	38.6	1.7	92.4	2.0	75.3	1.7
Cost of goods sold	43.6	1.9	42.6	1.8	82.1	1.8	81.6	1.8
Other	83.1	3.5	86.3	3.8	166.2	3.6	167.1	3.7
Total cost of operations	$1,440.7	61.3%	$1,420.4	61.5%	$2,822.0	61.4%	$2,724.7	60.8%
These cost categories may change from time to time and may not be comparable to similarly titled categories used by other companies. As such, you should take care when comparing our cost of operations by cost component to that of other companies.
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES
The following table summarizes our selling, general and administrative expenses for the three and six months ended June 30, 2016 and 2015:

	Three Months Ended June 30,				Six Months Ended June 30,
	2016		2015		2016		2015
Salaries	$154.4	6.6%	$154.0	6.7%	$313.2	6.8%	$308.3	6.9%
Provision for doubtful accounts	7.0	0.3	6.2	0.3	11.6	0.3	11.1	0.2
Other	82.1	3.5	76.0	3.2	159.9	3.4	156.0	3.5
Total selling, general and administrative expenses	$243.5	10.4%	$236.2	10.2%	$484.7	10.5%	$475.4	10.6%

These cost categories may change from time to time and may not be comparable to similarly titled categories used by other companies. As such, you should take care when comparing our selling, general and administrative expenses by cost component to those of other companies.

RECONCILIATION OF CERTAIN NON-GAAP MEASURES
EBITDA
The following table calculates EBITDA, which is not a measure determined in accordance with U.S. generally accepted accounting principles (U.S. GAAP), for the three and six months ended June 30, 2016 and 2015:

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Net income attributable to Republic Services, Inc.	$180.8	$190.3	$337.4	$362.7
Net income attributable to noncontrolling interests	0.2	—	0.5	0.2
Provision for income taxes	110.7	108.4	206.4	220.3
Other income, net	(1.6)	(0.9)	(0.9)	(0.9)
Interest income	(0.2)	(0.1)	(0.8)	(0.5)
Interest expense	92.2	91.5	185.0	180.2
Depreciation, amortization and depletion	250.1	245.9	493.3	479.3
Accretion	19.8	19.7	39.6	39.4
EBITDA(1)	$651.9	$654.8	$1,260.5	$1,280.7
(1) EBITDA for the three months ended June 30, 2016, may not sum due to rounding.
We believe that presenting EBITDA is useful to investors because it provides important information concerning our operating performance exclusive of certain non-cash and other costs. EBITDA demonstrates our ability to execute our financial strategy, which includes reinvesting in existing capital assets to ensure a high level of customer service, investing in capital assets to facilitate growth in our customer base and services provided, maintaining our investment grade credit ratings and minimizing debt, paying cash dividends, repurchasing our common stock, and maintaining and improving our market position through business optimization. This measure has limitations. Although depreciation, depletion, amortization and accretion are considered operating costs in accordance with U.S. GAAP, they represent the allocation of non-cash costs generally associated with long-lived assets acquired or constructed in prior years. Our definition of EBITDA may not be comparable to similarly titled measures presented by other companies.
Adjusted Earnings
Reported diluted earnings per share were $0.52 and $0.98 for the three and six months ended June 30, 2016, respectively, as compared to $0.54 and $1.03 for the same periods in 2015. During each of the three and six months ended June 30, 2016, we recorded a number of charges and other expenses that impacted our EBITDA, pre-tax income, net income attributable to Republic Services, Inc. (net income – Republic) and diluted earnings per share. During each of the three and six months ended June 30, 2015, we did not report adjusted EBITDA, adjusted pre-tax income, adjusted net income - Republic or adjusted diluted earnings per share because we had no adjustments. The 2016 items primarily consist of the following:

	Three Months Ended June 30, 2016				Six Months Ended June 30, 2016
			Net	Diluted			Net	Diluted
		Pre-tax	Income -	Earnings		Pre-tax	Income -	Earnings
	EBITDA	Income	Republic	per Share	EBITDA	Income	Republic	per Share
As reported	$651.9	$291.7	$180.8	$0.52	$1,260.5	$544.3	$337.4	$0.98
Withdrawal costs - multiemployer pension funds	—	—	—	—	5.6	5.6	3.4	0.01
Restructuring charges	14.5	14.5	8.7	0.03	26.4	26.4	15.9	0.04
Total adjustments	14.5	14.5	8.7	0.03	32.0	32.0	19.3	0.05
As adjusted	$666.4	$306.2	$189.5	$0.55	$1,292.5	$576.3	$356.7	$1.03

We believe that presenting adjusted EBITDA, adjusted pre-tax income, adjusted net income – Republic, and adjusted diluted earnings per share, which are not measures determined in accordance with U.S. GAAP, provides an understanding of operational activities before the financial impact of certain items. We use these measures, and believe investors will find them helpful, in understanding the ongoing performance of our operations separate from items that have a disproportionate impact on our results for a particular period. We have incurred comparable charges and costs in prior periods, and similar types of adjustments can reasonably be expected to be recorded in future periods. Our definition of adjusted EBITDA, adjusted pre-tax income, adjusted net income – Republic, and adjusted diluted earnings per share may not be comparable to similarly titled measures presented by other companies.

Adjusted Free Cash Flow
The following table calculates our adjusted free cash flow, which is not a measure determined in accordance with U.S. GAAP, for the three and six months ended June 30, 2016 and 2015:

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Cash provided by operating activities	$412.8	$405.1	$844.3	$901.2
Property and equipment received	(243.7)	(243.6)	(521.4)	(504.6)
Proceeds from sales of property and equipment	2.6	4.9	5.5	8.1
Cash paid related to negotiation and withdrawal costs - Central States Pension and Other Funds, net of tax	—	2.4	—	4.9
Restructuring payments, net of tax	5.6	—	8.8	—
Adjusted free cash flow	$177.3	$168.8	$337.2	$409.6
We believe that presenting adjusted free cash flow provides useful information regarding our recurring cash provided by operating activities after certain payments. It also demonstrates our ability to execute our financial strategy and is a key metric we use to determine compensation. The presentation of adjusted free cash flow has material limitations. Adjusted free cash flow does not represent our cash flow available for discretionary payments because it excludes certain payments that are required or to which we have committed, such as debt service requirements and dividend payments. Our definition of adjusted free cash flow may not be comparable to similarly titled measures presented by other companies.
Purchases of property and equipment as reflected on our consolidated statements of cash flows and the adjusted free cash flow presented above represent amounts paid during the period for such expenditures. A reconciliation of property and equipment reflected on our consolidated statements of cash flows to property and equipment received during the period follows for the three and six months ended June 30, 2016 and 2015:

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Purchases of property and equipment per the unaudited consolidated statements of cash flows	$240.5	$229.6	$512.0	$499.2
Adjustments for property and equipment received during the prior period but paid for in the following period, net	3.2	14.0	9.4	5.4
Property and equipment received during the period	$243.7	$243.6	$521.4	$504.6

The adjustments noted above do not affect our net change in cash and cash equivalents as reflected in our consolidated statements of cash flows.
ACCOUNTS RECEIVABLE
As of June 30, 2016 and December 31, 2015, accounts receivable were $990.6 million and $962.9 million, net of allowance for doubtful accounts of $49.4 million and $46.7 million, respectively, resulting in days sales outstanding of 38, or 26 days net of deferred revenue, compared to 38, or 26 days net of deferred revenue, respectively.
CASH DIVIDENDS
In April 2016, we paid a cash dividend of $103.4 million to shareholders of record as of April 1, 2016. As of June 30, 2016, we recorded a quarterly dividend payable of $102.8 million to shareholders of record at the close of business on July 1, 2016, which was paid on July 15, 2016.
STOCK REPURCHASE PROGRAM
During the three months ended June 30, 2016, we repurchased 2.3 million shares of our stock for $107.6 million at a weighted average cost per share of $47.70.
As of June 30, 2016, we had 342.7 million shares of common stock issued and outstanding.

2016 FINANCIAL GUIDANCE
Adjusted Diluted Earnings per Share
The following is a summary of adjusted diluted earnings per share guidance for the year ending December 31, 2016, which is not a measure determined in accordance with U.S. GAAP:

Year Ending December 31, 2016
Diluted earnings per share	$1.70 - $1.74
Withdrawal costs - multiemployer pension funds	0.01
Restructuring charges	0.07
Loss on extinguishment of debt and other related costs	0.35
Adjusted diluted earnings per share	$2.13 - $2.17
We believe that the presentation of adjusted diluted earnings per share guidance, which excludes withdrawal costs - multiemployer pension funds, restructuring charges, loss on extinguishment of debt, and gain/(loss) on disposition of assets and impairments, net, provides an understanding of operational activities before the financial impact of certain items. We use this measure, and believe investors will find it helpful, in understanding the ongoing performance of our operations separate from items that have a disproportionate impact on our results for a particular period. We have incurred comparable charges and costs in prior periods, and similar types of adjustments can reasonably be expected to be recorded in future periods. Our definition of adjusted diluted earnings per share guidance may not be comparable to similarly titled measures presented by other companies.
Adjusted Free Cash Flow
Our adjusted free cash flow guidance for the year ending December 31, 2016, which is not a measure determined in accordance with U.S. GAAP, is calculated as follows:

Year Ending December 31, 2016
Cash provided by operating activities	$ 1,778 - 1,798
Property and equipment received	(915)
Proceeds from sales of property and equipment	15
Cash paid related to withdrawal costs - multiemployer pension funds	—
Restructuring payments, net of tax	22
Cash tax benefit for debt extinguishment and other related costs	(80)
Adjusted free cash flow	$ 820 - 840
We believe that presenting adjusted free cash flow guidance provides useful information regarding our recurring cash provided by operating activities after certain expenditures. It also demonstrates our ability to execute our financial strategy and is a key metric we use to determine compensation. The presentation of adjusted free cash flow has material limitations. Adjusted free cash flow does not represent our cash flow available for discretionary expenditures because it excludes certain expenditures that are required or to which we have committed such as debt service requirements and dividend payments. Our definition of adjusted free cash flow guidance may not be comparable to similarly titled measures presented by other companies.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS
This press release contains certain forward-looking information about us that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. Words such as “guidance,” “expect,” “will,” “may,” “anticipate,” “plan,” “estimate,” “project,” “intend,” “should,” “can,” “likely,” “could,” “outlook” and similar expressions are intended to identify forward-looking statements. These statements include statements about our plans, strategies and prospects. Forward-looking statements are not guarantees of performance. These statements are based upon the current beliefs and expectations of our management and are subject to risk and uncertainties that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot assure you that the expectations will prove to be correct. Among the factors that could cause actual results to differ materially from the expectations expressed in the forward-looking statements are:

•
general economic and market conditions, including inflation and changes in commodity pricing, fuel, interest rates, labor, risk, health insurance and other variable costs that generally are not within our control, and our exposure to credit and counterparty risk;

•
whether our estimates and assumptions concerning our selected balance sheet accounts, income tax accounts, final capping, closure, post-closure and remediation costs, available airspace, projected costs and expenses related to our landfills, fair values of acquired assets and liabilities assumed in our acquisitions, and labor, fuel rates and economic and inflationary trends, turn out to be correct or appropriate;

•	competition and demand for services in the solid waste and recycling industry;

•	price increases to our customers may not be adequate to offset the impact of increased costs, including labor, third-party disposal and fuel, and may cause us to lose volume;

•	our ability to manage growth and execute our growth strategy;

•
our compliance with, and future changes in, environmental and flow control regulations and our ability to obtain approvals from regulatory agencies in connection with operating and expanding our landfills;

•
the impact on us of our substantial indebtedness, including on our ability to obtain financing on acceptable terms to finance our operations and growth strategy and to operate within the limitations imposed by financing arrangements;

•	our ability to retain our investment grade credit ratings for our debt;

•	our dependence on key personnel;

•	our dependence on large, long-term collection, transfer and disposal contracts;

•	our business is capital intensive and may consume cash in excess of cash flow from operations;

•	exposure to environmental liabilities or remediation requirements, to the extent not adequately covered by insurance, could result in substantial expenses;

•	risks associated with undisclosed liabilities of acquired businesses;

•	risks associated with pending and future legal proceedings, including litigation, audits or investigations brought by or before any governmental body;

•
severe weather conditions, including those brought about by climate change, which could impair our financial results by causing increased costs, loss of revenue, reduced operational efficiency or disruptions to our operations;

•
compliance with existing and future legal and regulatory requirements, including limitations or bans on disposal of certain types of wastes or on the transportation of waste, which could limit our ability to conduct or grow our business, increase our costs to operate or require additional capital expenditures;

•
potential increases in our costs if we are required to provide additional funding to any multiemployer pension plan to which we contribute or if a withdrawal event occurs with respect to any such plan;

•	the negative impact on our operations of union organizing campaigns, work stoppages or labor shortages;

•	the negative effect that trends toward requiring recycling, waste reduction at the source and prohibiting the disposal of certain types of wastes could have on volumes of waste going to landfills;

•	changes by the Financial Accounting Standards Board or other accounting regulatory bodies to generally accepted accounting principles or policies;

•	a cyber-security incident could negatively impact our business and our relationships with customers; and

•
acts of war, riots or terrorism, including the continuing war on terrorism, as well as actions taken or to be taken by the United States or other governments as a result of further acts or threats of terrorism, and the impact of these acts on economic, financial and social conditions in the United States.

The risks included here are not exhaustive. Refer to “Part I, Item 1A — Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2015 for further discussion regarding our exposure to risks. You should be aware that any forward-looking statement in this press release speaks only as of the date on which we make it. Additionally, new risk factors emerge from time to time and it is not possible for us to predict all such risk factors, or to assess the impact such risk factors might have on our business or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statement made in this press release. You should not place undue reliance on any forward-looking statement. Except to the extent required by applicable law or regulation, we undertake no obligation to update or publish revised forward-looking statements to reflect events or circumstances after the date of this press release, or to reflect the occurrence of unanticipated events.